Exhibit 23

AUDITOR’S CONSENT

We have issued our report dated April 2, 2004 accompanying the financial statements included in the Annual Report of the Applica Incorporated 401(k) Profit Sharing Plan and Trust on Form 11-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of Applica Incorporated on Form S-8 (File No. 33-36424, effective August 17, 1990).

/s/ Grant Thornton LLP

Miami, Florida
June 22, 2004

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